EXHIBIT 99.1

ENBRIDGE ENERGY COMPANY, INC.

(a wholly-owned subsidiary of Enbridge Pipelines Inc.)

CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	September 30, 2009	December 31, 2008
	(unaudited; dollars in millions)
ASSETS
Current assets
Cash and cash equivalents (Note 5)	$215.7	$350.3
Restricted cash (Note 5)	—	0.1
Due from affiliates	27.4	58.8
Receivables, trade and other, net of allowance for doubtful accounts of $2.8 in 2009 and $2.6 in 2008	151.8	108.4
Accrued receivables	317.9	507.3
Loans to affiliates (Note 10)	741.9	460.4
Inventory (Note 6)	81.0	53.0
Other current assets (Note 12)	53.2	81.7
Assets held for sale (Note 4)	151.4	—

	1,740.3	1,620.0
Long-term loans to affiliates (Note 10)	476.7	608.9
Property, plant and equipment, net (Note 7)	8,659.5	8,021.7
Deferred tax assets (Note 9)	4.4	4.1
Other assets, net (Note 12)	191.0	221.5
Goodwill	356.3	366.2
Intangibles, net	92.7	98.6

	$11,520.9	$10,941.0

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other (Notes 11 and 12)	$188.8	$352.3
Accrued purchases	291.6	381.2
Due to affiliates	47.1	41.2
Other current liabilities	116.4	66.8
Loans from affiliates (Note 10)	562.0	505.1
Current maturities of long-term debt	31.0	420.7

	1,236.9	1,767.3
Long-term debt (Note 8)	4,643.1	4,073.4
Loans from affiliates (Note 10)	1,066.9	668.9
Deferred tax liabilities (Note 9)	386.6	351.8
Other long-term liabilities (Notes 11 and 12)	188.2	182.7

	7,521.7	7,044.1

Commitments and contingencies (Note 11)
Shareholder’s equity (Note 15)
Common stock: Authorized—1,500,000 shares; issued—927,252 at September 30, 2009 and December 31, 2008; no par value	—	—
Contributed surplus	685.8	685.0
Retained earnings	704.1	617.3
Accumulated other comprehensive income (Notes 12 and 13)	133.9	5.7

Total Enbridge Energy Company, Inc. shareholder’s equity	1,523.8	1,308.0
Noncontrolling interest	2,475.4	2,588.9

Total shareholder’s equity	3,999.2	3,896.9

	$11,520.9	$10,941.0

The accompanying notes are an integral part of these consolidated statements of financial position.

ENBRIDGE ENERGY COMPANY, INC.

NOTES TO THE CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

(UNAUDITED)

1. NATURE OF OPERATIONS

Enbridge Energy Company, Inc. referred to herein as “we”, “us”, “our” and the “Company,” is the general partner of Enbridge Energy Partners, L.P. (the “Partnership”). We are owned directly by Enbridge Pipelines Inc. (“Enbridge Pipelines”), a Canadian corporation wholly-owned by Enbridge Inc. (“Enbridge”) of Calgary, Alberta, Canada.

We are the sole general partner of the Partnership and are responsible for its management. In October 2002, we delegated substantially all of our responsibility for the management of the Partnership to our affiliate, Enbridge Energy Management, L.L.C. (“Enbridge Management”). We retain certain functions and approval rights over the operations of the Partnership and have ownership interests in the Partnership at September 30, 2009 and December 31, 2008, as follows:

Ownership Interest	September 30, 2009	December 31, 2008
General Partner interest	2.0%	2.0%
Limited Partner interest (1)	22.7%	22.8%

Direct ownership	24.7%	24.8%
Effective ownership through Enbridge Management (2)	2.3%	2.2%

Direct and indirect ownership	27.0%	27.0%

(1)

We owned 16,250,000 Class A common units, 3,912,750 Class B common units and 6,987,924 Class C units at September 30, 2009. At December 31, 2008, we owned 16,250,000 Class A common units, 3,912,750 Class B common units and 6,449,315 Class C units. The Class A and B common units coupled with the Class C units represent our limited partner ownership interests in the Partnership.

(2)

We owned 2,764,640 and 2,542,527 Listed and Voting Shares of Enbridge Management at September 30, 2009 and December 31, 2008, respectively, which equates to an indirect limited partner ownership interest in the Partnership.

In addition to our general partner and limited partner ownership interests in the Partnership, we also entered into a joint funding arrangement with the Partnership to finance construction of the United States portion of the Alberta Clipper crude oil pipeline project, which we refer to as the Alberta Clipper Project. Enbridge Energy, Limited Partnership, which we refer to as the OLP, is a subsidiary of the Partnership that is constructing the Alberta Clipper Project. To effect the provisions of the joint funding arrangement, the OLP amended and restated its partnership agreement to establish two distinct series of partnership interests. All the assets, liabilities and operations related to the Alberta Clipper Project are designated by the Series AC interests, while all other assets, liabilities and operations of the OLP are designated by the Series LH interests. Pursuant to the joint funding arrangement, we are providing directly 66.67 percent of the financing for the Alberta Clipper Project in exchange for 66.67 percent of the ownership of the Series AC interests issued by the OLP. Similarly, the Partnership is providing 33.33 percent of the financing for the Alberta Clipper Project, which includes a 0.01 percent general partner interest, in exchange for 33.33 percent of the Series AC interests

We also have operations that include the Spearhead and Frontier crude oil pipelines, an equity interest in the Olympic refined products pipeline and organizations that provide financial and support services in the United States and Canada.

Our wholly-owned subsidiary, Enbridge Employee Services, Inc. (“EES”), provides employees and employee benefits services to us, and our affiliates including Enbridge Management and the Partnership (collectively, the “Group”). Employees of EES are assigned to work for one or more members of the Group.

The Partnership is a publicly-traded Delaware limited partnership that owns and operates crude oil and liquid petroleum transportation and storage assets, and natural gas gathering, treating, processing, transportation and marketing assets in the United States of America. The Partnership provides the following services:

•	Interstate pipeline transportation and storage of crude oil and liquid petroleum;

•	Gathering, treating, processing and transportation of natural gas and natural gas liquids, or NGLs, through pipelines and related facilities; and

•	Supply, transportation and sales services, including purchasing and selling natural gas and NGLs.

2. BASIS OF PRESENTATION

We have prepared the accompanying unaudited interim consolidated statements of financial position in accordance with accounting principles generally accepted in the United States of America for interim consolidated financial information. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete consolidated financial statements. In the opinion of management, they contain all adjustments, consisting only of normal recurring adjustments, which management considers necessary to present fairly our financial position at September 30, 2009 and December 31, 2008. Our interim consolidated statements of financial position should be read in conjunction with our consolidated statements of financial position and notes thereto as of December 31, 2008, included in the Form 8-K filed by the Partnership on June 23, 2009.

We have made changes to the presentation of amounts reported in our prior year consolidated statement of financial position to conform to our current year presentation. Beginning January 1, 2009, in conjunction with our adoption of authoritative accounting guidance regarding accounting for noncontrolling interest in consolidated financial statements, we have revised the presentation of our statement of financial position to include “Noncontrolling interest” in the “Shareholder’s equity” section of the statement.

3. CONSOLIDATION OF ENBRIDGE ENERGY PARTNERS, L.P.

Our consolidated statements of financial position and related notes include the accounts of the Partnership on a consolidated basis after elimination of all significant intercompany transactions. The following consolidating schedules present our consolidated statements of financial position before and after consolidation of the Partnership and the related eliminating entries as of September 30, 2009 and December 31, 2008:

Consolidating Statement of Financial Position as of September 30, 2009

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$24.6	$191.1	$215.7	$—	$215.7
Due from affiliates	57.5	28.8	86.3	(58.9)	27.4
Receivables, trade and other, net of allowance for doubtful accounts of $2.8	8.8	143.0	151.8	—	151.8
Accrued receivables	—	317.9	317.9	—	317.9
Loans to affiliates	741.9	—	741.9	—	741.9
Inventory	0.3	80.7	81.0	—	81.0
Other current assets	1.0	53.5	54.5	(1.3)	53.2
Assets held for sale	—	151.4	151.4	—	151.4

	834.1	966.4	1,800.5	(60.2)	1,740.3
Long-term loans to affiliates	642.8	—	642.8	(166.1)	476.7
Investment in Enbridge Energy Partners, L.P	1,747.9	—	1,747.9	(1,747.9)	—
Property, plant and equipment, net	1,363.9	7,295.6	8,659.5	—	8,659.5
Deferred tax assets	4.4	—	4.4	—	4.4
Other assets, net	334.4	61.9	396.3	(205.3)	191.0
Goodwill	25.0	246.6	271.6	84.7	356.3
Intangibles, net	8.6	84.1	92.7	—	92.7

	$4,961.1	$8,654.6	$13,615.7	$(2,094.8)	$11,520.9

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$64.3	$125.8	$190.1	$(1.3)	$188.8
Accrued purchases	—	291.6	291.6	—	291.6
Due to General Partner and affiliates	42.0	64.0	106.0	(58.9)	47.1
Other current liabilities	—	116.4	116.4	—	116.4
Loans from affiliates	562.0	—	562.0	—	562.0
Current maturities of long term debt	—	31.0	31.0	—	31.0

	668.3	628.8	1,297.1	(60.2)	1,236.9
Long-term debt	956.0	3,687.1	4,643.1	—	4,643.1
Loans from affiliates	936.9	296.1	1,233.0	(166.1)	1,066.9
Deferred tax liabilities	383.0	3.6	386.6	—	386.6
Other long-term liabilities	99.7	88.5	188.2	—	188.2

	3,043.9	4,704.1	7,748.0	(226.3)	7,521.7

Commitments and contingencies
Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—927,252; no par value	—	—	—	—	—
Partners capital	—	3,846.5	3,846.5	(3,846.5)	—
Contributed surplus	685.8	—	685.8	—	685.8
Retained earnings	704.1	—	704.1	—	704.1
Accumulated other comprehensive income (loss)	133.9	(101.3)	32.6	101.3	133.9

Total Enbridge Energy Company, Inc. shareholders’ equity	1,523.8	3,745.2	5,269.0	(3,745.2)	1,523.8
Noncontrolling interest	393.4	205.3	598.7	1,876.7	2,475.4

Total shareholder’s equity	1,917.2	3,950.5	5,867.7	(1,868.5)	3,999.2

	$4,961.1	$8,654.6	$13,615.7	$(2,094.8)	$11,520.9

Consolidating Statement of Financial Position as of December 31, 2008

	Enbridge Energy Company, Inc.	Enbridge Energy Partners, L.P.	Combined Before Eliminations	Eliminations	Enbridge Energy Company, Inc. Consolidated
	(in millions)
ASSETS
Current assets
Cash and cash equivalents	$10.4	$339.9	$350.3	$—	$350.3
Restricted cash	—	0.1	0.1	—	0.1
Due from affiliates	58.7	40.5	99.2	(40.4)	58.8
Receivables, trade and other, net of allowance for doubtful accounts of $2.6	5.4	103.0	108.4	—	108.4
Accrued receivables	—	507.3	507.3	—	507.3
Loans to affiliates	460.4	—	460.4	—	460.4
Inventory	—	53.0	53.0	—	53.0
Other current assets	1.0	80.7	81.7	—	81.7

	535.9	1,124.5	1,660.4	(40.4)	1,620.0
Long-term loans to affiliates	608.9	—	608.9	—	608.9
Investment in Enbridge Energy Partners, L.P.	1,610.3	—	1,610.3	(1,610.3)	—
Property, plant and equipment, net	1,298.8	6,722.9	8,021.7	—	8,021.7
Deferred tax assets	4.1	—	4.1	—	4.1
Other assets, net	113.2	108.3	221.5	—	221.5
Goodwill	25.0	256.5	281.5	84.7	366.2
Intangibles, net	9.9	88.7	98.6	—	98.6

	$4,206.1	$8,300.9	$12,507.0	$(1,566.0)	$10,941.0

LIABILITIES AND SHAREHOLDER’S EQUITY
Current liabilities
Accounts payable and other	$127.0	$225.3	$352.3	$—	$352.3
Accrued purchases	—	381.2	381.2	—	381.2
Due to affiliates	39.4	42.2	81.6	(40.4)	41.2
Other current liabilities	—	66.8	66.8	—	66.8
Loans from affiliates	505.1	—	505.1	—	505.1
Current maturities of long term debt	—	420.7	420.7	—	420.7

	671.5	1,136.2	1,807.7	(40.4)	1,767.3
Long-term debt	850.0	3,223.4	4,073.4	—	4,073.4
Loans from affiliates	538.9	130.0	668.9	—	668.9
Deferred tax liabilities	349.2	2.6	351.8	—	351.8
Other long-term liabilities	100.9	81.8	182.7	—	182.7

	2,510.5	4,574.0	7,084.5	(40.4)	7,044.1

Commitments and contingencies

Shareholder’s equity
Common stock: Authorized—1,500,000 shares; issued—927,252; no par value	—	—	—	—	—
Partners capital	—	3,714.0	3,714.0	(3,714.0)	—
Contributed surplus	685.0	—	685.0	—	685.0
Retained earnings	617.8	—	617.8	(0.5)	617.3
Accumulated other comprehensive income (loss)	5.7	12.9	18.6	(12.9)	5.7

Total Enbridge Energy Company, Inc. shareholders’ equity	1,308.5	3,726.9	5,035.4	(3,727.4)	1,308.0
Noncontrolling interest	387.1	—	387.1	2,201.8	2,588.9

Total shareholder’s equity	1,695.6	3,726.9	5,422.5	(1,525.6)	3,896.9

	$4,206.1	$8,300.9	$12,507.0	$(1,566.0)	$10,941.0

4. ASSETS HELD FOR SALE

In September 2009, the Partnership committed to sell certain of its non-core natural gas pipeline assets located predominantly outside of Texas, which we have classified as “Assets held for sale” in our consolidated statement of financial position at September 30, 2009. The natural gas pipeline assets are primarily intrastate and interstate natural gas transmission systems and related facilities, which serve onshore and offshore markets in the southeastern United States and along the Gulf Coast. The natural gas pipeline assets include over 1,400 miles of pipeline with diameters ranging from 2 to 30 inches and serve areas that are not strategic to the ongoing central operations of the Partnership.

The following table presents in millions of dollars a summary of the assets and liabilities that were held for sale at September 30, 2009, excluding any intercompany accounts that we eliminate in consolidation.

Assets:
Inventory	$0.5
Property, plant and equipment	151.4

Total assets	$151.9

Liabilities:
Other long-term liabilities	$2.0

Total liabilities	$2.0

5. CASH AND CASH EQUIVALENTS

We extinguish liabilities when a creditor has relieved us of our obligation, which occurs when our financial institution honors a check that the creditor has presented for payment. Accordingly, obligations for which we have issued check payments that have not yet been presented to the financial institution totaling approximately $25.4 million at September 30, 2009 and $31.9 million at December 31, 2008, are included in “Accounts payable and other” on our consolidated statements of financial position.

Bank of America, N.A., as administrative agent to the Partnership’s Second Amended and Restated Credit Agreement, which we refer to as the Credit Facility, previously required the Partnership to provide cash collateral for a portion of its letters of credit outstanding under the terms of its Credit Facility that would have been obligations of Lehman Brothers Bank, FSB, which we refer to as Lehman BB. The amount of cash collateral the Partnership provided was $0.1 million at December 31, 2008. On March 31, 2009, the Partnership amended its Credit Facility to remove Lehman BB as a lender, which eliminated the cash collateral requirement imposed on the Partnership by Bank of America, N.A., as administrative agent. At September 30, 2009, no cash collateral was required and none of the Partnership’s cash and cash equivalents was restricted for use.

6. INVENTORY

Inventory is comprised of the following:

	September 30, 2009	December 31, 2008
	(in millions)
Material and supplies	$4.2	$3.9
Crude oil inventory	2.4	7.1
Natural gas and natural gas liquids inventory	74.4	42.0

	$81.0	$53.0

Our inventory at September 30, 2009 and December 31, 2008 is net of amounts totaling $3.6 million and $11.6 million, respectively, that we recorded to reduce the cost basis of our natural gas and natural gas liquids, or NGLs, inventory to reflect market value.

7. PROPERTY, PLANT AND EQUIPMENT, NET

Property, Plant and Equipment is comprised of the following:

	September 30, 2009	December 31, 2008
	(in millions)
Land	$36.9	$22.3
Rights-of-way	442.3	440.3
Pipelines	4,565.2	4,538.3
Pumping equipment, buildings and tanks	1,210.2	1,077.9
Compressors, meters, and other operating equipment	1,338.2	639.3
Vehicles, office furniture and equipment	164.6	154.8
Processing and treating plants	325.6	343.1
Construction in progress	2,037.2	2,133.2

Total property, plant and equipment	10,120.2	9,349.2
Accumulated depreciation	(1,460.7)	(1,327.5)

Property, plant and equipment, net(1)	$8,659.5	$8,021.7

(1)

We reclassified approximately $205.9 million of property, plant and equipment, before impairment charges, associated with the discontinued operations of certain of the Partnership’s non-core natural gas pipeline assets, to “Assets held for sale” on our consolidated statement of financial position at September 30, 2009. Information regarding the Partnership’s assets held for sale is discussed in Note 4—Assets Held for Sale.

8. DEBT

Enbridge Energy Company, Inc.

U.S. Construction Facility

At September 30, 2009 and December 31, 2008, our wholly-owned subsidiary Enbridge Pipelines (Southern Lights), L.L.C. had $956.0 million and $850.0 million outstanding under the terms of the U.S. Construction Facility at interest rates of 2.07% and 5.16% per annum, respectively.

Enbridge Energy Partners, L.P.

Credit Facility

On March 31, 2009, the Partnership amended its Credit Facility to remove Lehman BB, as a lender, which effectively reduced the amounts available to the Partnership under its Credit Facility. The removal of Lehman BB permanently reduced both the amount the Partnership may borrow under the terms of its Credit Facility to $1,167.5 million as well as the number of committed lenders to 13. The amendment to the Partnership’s Credit Facility did not result in any changes to the pricing, fees or other commercial terms.

At September 30, 2009, the Partnership had $630.0 million outstanding under its Credit Facility at a weighted average interest rate of 0.57% and outstanding letters of credit totaling $11.7 million. The amounts the Partnership may borrow under the terms of its Credit Facility are reduced by the balance of its outstanding letters of credit.

At September 30, 2009, the Partnership could borrow $525.8 million under the terms of its Credit Facility, determined as follows:

(in millions)
Total credit available under Credit Facility	$1,167.5
Less: Amounts outstanding under Credit Facility	630.0
Balance of letters of credit outstanding	11.7

Total amount the Partnership could borrow at September 30, 2009	$525.8

Senior Notes

In January 2009 the Partnership repaid at face value $175.0 million in principal amount of its 4.0% Senior Notes that matured on January 15, 2009.

Zero Coupon Senior Notes

In August 2009, the Partnership repaid the holder of its senior, unsecured zero coupon notes due 2022, the full amount of the outstanding balance of approximately $222.3 million. The amount repaid includes $22.3 million of interest that the Partnership accreted to the original $200 million of principal of the zero coupon notes.

364-day Credit Facilities

In April 2009, the Partnership entered into two unsecured and non-guaranteed revolving credit facility agreements totaling $350 million for funding its general activities and working capital, which is referred to as the 364-day Credit Facilities. The 364-day Credit Facilities include a $200 million agreement with Barclays Bank PLC, as administrative agent, and Barclays Bank PLC and Export Development Canada as lenders, which is referred to as the Barclays Agreement, and a $150 million affiliate credit agreement, or the EUS Agreement, with Enbridge (U.S.) Inc., a wholly-owned subsidiary of Enbridge. The Partnership entered into each agreement concurrently with an initial maturity date of April 7, 2010 and a one-year extension, for a fee, exercisable at its option. Amounts the Partnership may borrow under the agreements comprising the 364-day Credit Facilities have the same terms, which are summarized below; however, amounts the Partnership can borrow under the EUS agreement are subordinate to amounts it can borrow under the Barclays agreement.

Under the Partnership’s 364-day Credit Facilities, borrowings can be funded through either a “Fixed Period Eurodollar Rate Loan” or “Base Rate Loan” as those terms are defined in the agreements. Borrowings drawn under the Fixed Period Eurodollar Rate Loan bear interest at a rate per annum equal to the British Bankers’ Association London Interbank Rate, or BBA Libor. Under the Base Rate Loan borrowings, interest will be at a rate per annum that is equal to the greater of (a) the Federal Funds Rate plus 0.5%; (b) the prime rate as determined by Barclays Bank PLC; or (c) the Fixed Period Eurodollar Rate plus 1.0%.

The Partnership’s 364-day Credit Facilities contain restrictive covenants that require it to maintain a maximum leverage ratio of 5.25 to 1.0 for periods ending on or before March 31, 2010 and a ratio of 5.00 to 1.0 for periods ending June 30, 2010 and following. At September 30, 2009, the Partnership’s leverage ratio was approximately 3.6 as computed pursuant to the terms of its 364-day Credit Facilities. The Partnership’s 364-day Credit Facilities also place limitations on the debt that its subsidiaries may incur directly. Accordingly, the Partnership is expected to provide debt financing to its subsidiaries as necessary.

Any repayments made on the 364-day Credit Facilities must be made pro-rata between the Barclays Agreement and the EUS Agreement, until such time as the Barclays Agreement is repaid. At September 30, 2009, the Partnership had no amounts outstanding under its 364-day Credit Facilities and the full amount remains available for the Partnership’s use. Both the Barclays Agreement and EUS Agreement rank equally to the Partnership’s Credit Facility and senior indebtedness and senior to its current and future junior notes.

Fair Value of Debt Obligations

The table below presents the carrying amounts and approximate fair values of our debt obligations. The carrying amounts of our U.S. Construction Facility and the Partnership’s credit facility borrowings approximate their fair values at September 30, 2009 and December 31, 2008, due to the short-term nature of these obligations. The approximate fair values of our and the Partnership’s long-term debt obligations are determined using a standard methodology that incorporates pricing points that are obtained from independent third-party investment dealers who actively make markets in our debt securities. We use these pricing points to calculate the present values of the principal obligations to be repaid at maturity and all future interest payment obligations for any debt outstanding.

	September 30, 2009		December 31, 2008
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(in millions)
U.S. Construction Facility	$956.0	$956.0	$850.0	$850.0
Credit Facility	630.0	630.0	166.8	166.8
9.150% First Mortgage Notes	93.0	99.8	93.0	93.8
5.358% Senior unsecured zero coupon notes due 2022	—	—	214.7	211.0
4.000% Senior Notes due 2009	—	—	175.0	175.2
7.900% Senior Notes due 2012	100.0	110.1	99.9	93.7
4.750% Senior Notes due 2013	199.9	200.8	199.9	163.4
5.350% Senior Notes due 2014	199.9	206.1	199.9	151.3
5.875% Senior Notes due 2016	299.8	314.0	299.8	234.5
7.000% Senior Notes due 2018	99.9	112.1	99.9	81.9
6.500% Senior Notes due 2018	398.2	434.0	398.0	317.7
9.875% Senior Notes due 2019	499.8	670.2	499.7	500.4
7.125% Senior Notes due 2028	99.8	112.7	99.8	72.7
5.950% Senior Notes due 2033	199.7	192.2	199.7	119.7
6.300% Senior Notes due 2034	99.8	99.8	99.8	62.3
7.500% Senior Notes due 2038	398.9	457.8	398.9	289.2
8.050% Junior subordinated notes due 2067	399.4	381.9	399.3	209.3

Total	$4,674.1	$4,977.5	$4,494.1	$3,792.9

9. DEFERRED INCOME TAXES

The tax effects of significant temporary differences representing deferred tax assets and liabilities are as follows (negative amounts represent deferred tax assets):

	September 30, 2009	December 31, 2008
	(in millions)
Net book basis of assets in excess of tax basis	$440.9	$403.9
Employee Benefit Plans	(54.4)	(49.8)
Other	(4.3)	(6.4)

Net deferred tax liabilities	$382.2	$347.7

At September 30, 2009 we have no remaining federal net operating losses that can be carried forward to offset future federal taxable income.

Accounting for Uncertainty in Income Taxes

As of September 30, 2009 there are no unrecognized tax benefits that would affect our effective tax rate. We do not anticipate further adjustments to the unrecognized tax benefits during the next twelve months that would have a material impact on our financial statements.

Listed below are the tax years that remain subject to examination by major tax jurisdictions:

Jurisdiction	Open Tax Years
United States – Federal	2000-2008

Undistributed Earnings

We have not provided deferred taxes on the unremitted earnings of our foreign investments that we do not intend to repatriate in the foreseeable future. The earnings relate to ongoing operations and at September 30, 2009 were approximately $421.5 million. At this time, it is not practicable to determine, due to the availability of U.S. foreign tax credits, the deferred income tax liability that would be payable if such earnings were not reinvested indefinitely.

10. RELATED PARTY TRANSACTIONS

We routinely enter into borrowing and lending arrangements with our affiliates. The outstanding principal amounts of loans to and from our affiliates are presented below in U.S. dollars:

	Currency	Rate*	Maturity	September 30, 2009	December 31, 2008
				(principal outstanding; in millions
Current loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.30%	Demand	$266.0	$219.6
Enbridge Pipelines (Athabasca) Inc.	Canadian	CDOR + 0.25%	Demand	242.7	198.8
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	213.2	—
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	4.7	5.0
Enbridge Inc.	Canadian	0.00%	Demand	10.4	9.1
Enbridge Inc.	U.S.	LIBOR + 0.15%	Demand	—	23.0
Olympic Pipeline Company	U.S.	LIBOR + 3.0%	2010	4.9	4.9

Total current loans to affiliates				$741.9	$460.4

Long-term loans to affiliates
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.47%	2010	$—	$186.7
Enbridge Pipelines (Athabasca) Inc.	Canadian	5.25%	2012	157.9	138.3
Enbridge Pipelines (Athabasca) Inc.	Canadian	6.50%	2018	279.8	244.9
Olympic Pipe Line Company	U.S.	7.24%	2011	39.0	39.0

Total long-term loans to affiliates				$476.7	$608.9

Current loans from affiliates

Enbridge Energy Company, Inc.
Enbridge (U.S.) Inc.	U.S.	5.69%	Demand	$373.9	$451.9
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	60.4	50.7
Enbridge (U.S.) Inc.	U.S.	130% AFR	Demand	—	2.5
Enbridge Inc.	U.S.	1.27%	Demand	127.7	—

Total current loans from affiliates				$562.0	$505.1

Long-term loans from affiliates

Enbridge Energy Partners, L.P.
Enbridge Hungary Liquidity Management LLC	U.S.	8.40%	2017	$130.0	$130.0
Enbridge Energy Company, Inc.
Enbridge Hungary Liquidity Management LLC	U.S.	7.75%	2010	499.8	499.9
Enbridge Hungary Liquidity Management LLC	U.S.	7.14%	2011	39.0	39.0
Enbridge Hungary Liquidity Management LLC	U.S.	9.00%	2019	60.0	—
Enbridge Hungary Liquidity Management LLC	U.S.	8.65%	2019	40.0	—
Enbridge Hungary Liquidity Management LLC	U.S.	6.50%	2019	95.0	—
Enbridge Hungary Liquidity Management LLC	U.S.	LIBOR+2.62%	2011	203.1	—

Total long-term loans from affiliates				$1,066.9	$668.9

*	AFR – Applicable Federal Rate
*	CDOR – Canadian Depository Offering Rate
*	LIBOR – London Interbank Offered Rate

UTOS Disposition

In January 2009, the Partnership sold the member interests of its UTOS system for minimal consideration to Enbridge Offshore (Gas Transportation), L.L.C., a wholly-owned subsidiary of Enbridge. The UTOS system transports natural gas from offshore platforms on a fee for service basis to other pipelines onshore for further delivery and does not have long-term contracts. The UTOS system was not considered strategic to the ongoing operations of the Partnership, but is strategically aligned with Enbridge’s offshore operations.

EUS Credit Facility

In April 2009, the Partnership entered into a $150 million unsecured and non-guaranteed revolving credit facility agreement with Enbridge (U.S.) Inc., as discussed in Note 8—Debt—364-day Credit Facilities.

Enbridge Hungary Credit Facility

In order to facilitate the funding of construction costs for the Alberta Clipper Project, we established a $400 million credit facility with Enbridge Hungary Liquidity Management Limited Liability Company, which we refer to as Enbridge Hungary, a wholly-owned subsidiary of Enbridge. Our credit facility with Enbridge Hungary bears interest at one-month LIBOR plus 235 basis points that is payable monthly in arrears and matures January 31, 2011. As of September 30, 2009, we have $203.1 million outstanding on our credit facility with Enbridge Hungary at a weighted average interest rate of 2.62%.

11. COMMITMENTS AND CONTINGENCIES

Environmental Liabilities

We are subject to federal and state laws and regulations relating to the protection of the environment. Environmental risk is inherent to liquid hydrocarbon and natural gas pipeline operations and we could, at times, be subject to environmental cleanup and enforcement actions. We manage this environmental risk through appropriate environmental policies and practices to minimize any impact that our operations may have on the environment.

As of September 30, 2009 and December 31, 2008, we have recorded $7.4 million and $5.5 million, respectively, in “Accounts payable and other” and $2.4 million and $2.8 million, respectively, in “Other long-term liabilities,” primarily to address remediation of contaminated sites, asbestos-containing materials, management of hazardous waste material disposal, outstanding air quality measures for certain of our liquids and natural gas assets, and penalties we have been or expect to be assessed.

Legal and Regulatory Proceedings

We are a participant in various legal and regulatory proceedings arising in the ordinary course of business. Some of these proceedings are covered, in whole or in part, by insurance. We are also, directly, or indirectly, subject to challenges by special interest groups to regulatory approvals and permits for certain of our expansion projects. We believe that the outcome of these legal and regulatory proceedings and related actions will not, individually or in the aggregate, have a material adverse effect on our financial condition.

12. DERIVATIVE FINANCIAL INSTRUMENTS AND HEDGING ACTIVITIES

We and the Partnership are subject to volatility stemming from changes in interest rate risk in connection with our variable rate debt obligations and fluctuations in commodity prices of natural gas, NGLs, condensate and fractionation margins. Fractionation margins represent the relative difference between the price the Partnership receives from NGL sales and the corresponding cost of natural gas the Partnership purchases for processing. We are also exposed to foreign currency risk associated with the operations of our Canadian subsidiaries. We and the Partnership use derivative instruments including futures, forwards, swaps, options and other financial instruments with similar characteristics to manage the risks associated with market fluctuations in commodity prices, interest rates and foreign currencies. Based on our risk management policies, all of our derivative financial instruments are employed in connection with an underlying asset, liability and/or forecasted transaction and are not entered into with the objective of speculating on interest rates, commodity prices, or exchange rates. The Partnership has hedged a portion of its exposure to variability in commodity prices and interest rates through 2014 in accordance with its risk management policies.

Accounting Treatment

We record all derivative instruments in our consolidated statements of financial position at fair market value which we adjust each period for changes in the fair market value, which we refer to as marking to market, or mark-to-market. The fair market value of these derivative financial instruments reflects the estimated amounts that we would pay to transfer a liability or receive to sell an asset in an orderly transaction with market participants, to terminate or close the contracts at the reporting date. We use actively traded external market quotes and indices to value substantially all of the derivative financial instruments we utilize.

In accordance with the authoritative accounting guidance, if a derivative instrument does not qualify as a hedge, or is not designated as a hedge, changes in the fair value of the instrument are not recorded as increases or decreases in “Accumulated other comprehensive income,” or AOCI. The actual derivative contract is settled by making or receiving a payment to or from the counterparty or by making or receiving a payment for entering into a contract that exactly offsets the original derivative contract. Typically, we settle our derivative contracts when the physical transaction that underlies the derivative instrument occurs.

If a derivative instrument qualifies and is designated as a cash flow hedge, which is a hedge of a forecasted transaction or future cash flows, any unrealized mark-to market gain or loss is deferred in AOCI, a component of “Shareholder’s equity,” until the underlying hedged transaction occurs. At inception and on a quarterly basis, we formally assess whether the hedge contract is highly effective in offsetting changes in cash flows of hedged items. Unrealized changes in fair market value of cash flow hedges deferred in AOCI for which hedge accounting has been discontinued remain in AOCI until the underlying physical transaction occurs unless it is probable that the forecasted transaction will not occur by the end of the originally specified time period, or within an additional two-month period of time thereafter. Generally, our preference is for our derivative instruments to receive hedge accounting treatment whenever possible. To qualify for cash flow hedge accounting as set forth in the authoritative accounting guidance, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

If a derivative instrument is designated and qualifies as a fair value hedge or a foreign currency hedge, the change in fair market value of the underlying asset or liability, in addition to the derivative instrument, are recorded in our consolidated statement of financial position. However, unlike cash flow hedges, the changes in fair value the derivative instrument are not recorded to AOCI. Similar to derivative instruments designated as cash flow hedges, very specific requirements must be met in terms of hedge structure, hedge objective and hedge documentation.

Non-Qualified Hedges

Many of our derivative instruments qualify for hedge accounting treatment as set forth in the authoritative accounting guidance. However, we have transaction types associated with our commodity and interest rate derivative financial instruments where the hedge structure does not meet the requirements to apply hedge accounting. As a result, these derivative financial instruments do not qualify for hedge accounting and are referred to as “non-qualified.” These non-qualified derivative financial instruments are marked-to-market each period, but the change in fair value is not included in AOCI.

The following transaction types do not qualify for hedge accounting:

Commodity Price Exposures:

•

Transportation—When the Partnership transports natural gas from one location to another the pricing index used for natural gas sales is usually different from the pricing index used for natural gas purchases, which exposes the Partnership to market price risk relative to changes in those two indices. By entering into a basis swap, where the Partnership exchanges one pricing index for another, the Partnership can effectively lock in the margin or “spread,” representing the difference between the sales price and the purchase price, on the combined natural gas purchase and natural gas sale, thereby removing market price risk on the physical transactions. Although this represents a sound economic hedging strategy, the derivative financial instruments (i.e., the basis swaps) the Partnership uses to manage the commodity price risk associated with these transportation contracts do not qualify for hedge accounting, since only the future margin has been fixed and not the future cash flow

•

Storage—The Partnership uses derivative financial instruments (i.e., natural gas swaps) to hedge the relative difference between the injection price paid to purchase and store natural gas and the withdrawal price at which the natural gas is sold from storage. The intent of these derivative financial instruments is to lock in the margin, representing the difference between the price paid for the natural gas injected and the price received upon withdrawal of the gas from storage in a future period. The Partnership does not pursue cash flow hedge accounting treatment for these storage transactions since the underlying forecasted injection or withdrawal of natural gas may not occur in the period as originally forecast. This can occur because the Partnership has the flexibility to make changes in the underlying injection or withdrawal schedule, based on changes in market conditions. In addition, since the physical natural gas is recorded at the lower of cost or market, timing differences can result when the derivative financial instrument is settled in a period that is different from the period the physical natural gas is sold from storage.

•

Natural Gas Collars—The Partnership previously entered into natural gas collars to hedge the sales price of natural gas. The natural gas collars were based on a NYMEX price, while the physical gas sales were based on a different index. To better align the index of the natural gas collars with the index of the underlying sales, the Partnership de-designated the original cash flow hedging relationship with the intent of contemporaneously re-designating the natural gas collars as hedges of forecasted physical natural gas sales with a NYMEX pricing index. However, because the fair value of these derivative financial instruments was a liability to the Partnership at re-designation, they are considered net written options and pursuant to the authoritative accounting guidance, do not qualify for hedge accounting.

•

Optional Natural Gas Processing Volumes—The Partnership uses derivative financial instruments to hedge the volumes of NGLs produced from its natural gas processing facilities. Many of the Partnership’s natural gas contracts allow it the option of processing natural gas when it is economical and to ceasing to do so when it becomes uneconomic. The Partnership has entered into derivative financial instruments to fix the sales price of a portion of the NGLs that it produces at its discretion and to fix the associated purchases of natural gas required for processing. Because the Partnership’s processing forecasts fluctuate due to changes in market conditions, it is precluded from designating these derivative financial instruments as hedges since it is unable to accurately forecast the NGLs to be processed at its discretion.

•

Forward Contracts—The Partnership uses forward contracts to fix the price of NGLs it purchases and stores in inventory and fixes the price of NGLs that it sells from inventory to meet the demands of its customers. Prior to April 1, 2009, forward contracts were not treated as derivative financial instruments pursuant to the normal purchase normal sale, or NPNS, exception allowed under authoritative accounting guidance, since the forward contracts resulted in physical receipt or delivery of NGLs. However, evolving markets for NGLs have increased opportunities for a portion of the Partnership’s forward contracts to be settled net rather than physically receiving or delivering the NGLs.

Accordingly, the Partnership has revoked the NPNS exception on forward contracts associated with its liquids marketing operations of Dufour Petroleum, L.P., its wholly-owned subsidiary, executed after April 1, 2009. The forward contracts for which the Partnership has revoked the NPNS election do not qualify for hedge accounting.

Interest Rate Risk Exposures:

•

Interest Rate Caps—The Partnership’s variable interest rate borrowing cost is determined at the time of each borrowing or interest rate reset based upon a posted LIBOR rate for the period of borrowing or interest rate reset, plus a defined credit spread. In order to mitigate the negative economic effects that can result in a rising interest rate environment, the Partnership has entered into interest rate caps, which establish a ceiling averaging approximately 1.12% on the interest rates it pays on up to $400 million of its variable rate indebtedness. Although the Partnership’s interest rate caps protect it from the adverse effect of higher interest rates, they do not qualify for hedge accounting.

In each of the instances described above, the underlying physical purchase, storage and sale of natural gas and NGLs are accounted for on a historical cost or market basis rather than on the mark-to-market basis the Partnership utilizes for the derivative instruments employed to mitigate the commodity price risk associated with its storage and transportation assets.

Derivative Positions

Our derivative financial instruments are included at their fair values in our consolidated statements of financial position as follows:

	September 30, 2009	December 31, 2008
	(in millions)
Other current assets	$23.1	$70.6
Other assets, net	26.7	75.7
Accounts payable and other	(26.2)	(40.6)
Other long-term liabilities	(78.3)	(71.0)

	$(54.7)	$34.7

The changes in the net assets and liabilities associated with our derivatives are primarily attributable to the effects of new derivative transactions we have entered at prevailing market prices, settlement of maturing derivatives that were in asset positions and the change in forward market prices of our remaining hedges. The Partnership’s portfolio of derivative financial instruments is largely comprised of long-term natural gas and NGL sales and purchase agreements.

The Partnership records the change in fair value of its highly effective cash flow hedges in AOCI until the derivative financial instruments are settled, at which time they are reclassified out of AOCI. Also included in AOCI is approximately $1.2 million associated with derivative financial instruments that qualified for and were classified as cash flow hedges of forecasted commodity transactions that were subsequently de-designated. The Partnership estimates that approximately $9.9 million of AOCI, representing unrealized net losses on cash flow hedging activities based on pricing and positions at September 30, 2009, will be reclassified from AOCI during the next twelve months.

As of September 30, 2009, the Partnership has provided letters of credit totaling $9.9 million in lieu of providing cash collateral to its counterparties pursuant to the terms of our International Securities Dealers Association (“ISDA®”) agreements.

The table below summarizes the Partnership derivative balances by counterparty credit quality (negative amounts represent the Partnership net obligations to pay the counterparty).

	September 30, 2009	December 31, 2008
	(in millions)
Counterparty Credit Quality*
AAA	$—	$—
AA	(3.0)	(39.6)
A	(51.3)	73.3
Lower than A	(1.5)	(1.2)

	(55.8)	32.5
Credit valuation adjustment	1.1	2.2

Total	$(54.7)	$34.7

*	As determined by nationally recognized statistical ratings organizations.

As the net receivable of the Partnership’s derivative financial instruments has decreased in response to changes in forward commodity prices, the outstanding financial exposure to third parties has also declined. When credit thresholds are met pursuant to the terms of the Partnership’s ISDA® financial contracts, it has the right to require collateral from its counterparties. The Partnership has included any cash collateral received in the balances listed above. When the Partnership is in a position of posting collateral to cover its counterparties’ exposure to its non-performance, the collateral is provided through letters of credit, which are not reflected above.

The ISDA® agreements and associated credit support, which govern the Partnership’s financial derivative transactions, contain no credit rating downgrade triggers that would accelerate the maturity dates of its outstanding transactions. A change in ratings is not an event of default under these instruments, and the maintenance of a specific minimum credit rating is not a condition to transacting under the ISDA® agreements. In the event of a credit downgrade, additional collateral may be required to be posted under the agreement if the Partnership is in a liability position to its counterparty, but the agreement will not automatically terminate or require immediate settlement of amounts due.

The ISDA® agreements, in combination with the Partnership’s master netting agreements, and credit arrangements governing its interest rate and commodity swaps require that collateral be posted per tiered contractual thresholds based on each counterparty’s credit rating. The Partnership generally provides letters of credit to satisfy such collateral requirements under its ISDA® agreements. These agreements will require additional collateral postings of up to 100% on net liability positions in the event of a credit downgrade below investment grade, but the agreements do not contain additional triggers or automatic termination clauses relating to credit downgrades. Automatic termination clauses which exist are related only to non-performance activities, such as the refusal to post collateral when contractually required to do so. When the Partnership is holding an asset position, its counterparties are likewise required to post collateral on their liability (its asset) exposures, also determined by the tiered contractual collateral thresholds. Counterparty collateral may consist of cash or letters of credit, both of which must be fulfilled with immediately available funds.

At September 30, 2009, the Partnership was in an overall net liability position of $54.7 million, which included assets of $49.8 million. Based on its forward positions at September 30, 2009, if the Partnership’s credit ratings were downgraded to BBB- by Standard & Poor’s or Baa3 by Moody’s Investors Service, the Partnership would be required to provide an additional $15.8 million in the form of either cash collateral or letters of credit to satisfy the requirements of its ISDA® agreements.

Counterparties to the Partnership’s derivative financial instruments include credit concentrations with U.S. financial institutions, international financial institutions, investment banking entities and, to a lesser extent, international integrated oil companies. At September 30, 2009, approximately $8.9 million of receivables were payable to the Partnership from U.S. financial institutions, including investment banks. The Partnership is in net liability positions of $2.1 million, $60.9 million and $0.6 million with integrated oil companies, non-U.S. financial institutions and small non-integrated energy companies, respectively, representing amounts payable by the Partnership. The Partnership is holding no cash collateral on its asset exposures and it has provided letters of credit totaling $9.9 million relating to its liability exposure pursuant to the margin thresholds in effect at September 30, 2009 under its ISDA® agreements.

Gross derivative balances are presented below without the effects of collateral received or posted and without the effects of master netting arrangements. The Partnership’s assets are adjusted for the non-performance risk of its counterparties using their credit default swap spread rates. Likewise, in the case of its liabilities, the Partnership’s nonperformance risk is considered in the valuation, and is also adjusted based on current credit default swap spread rates on its outstanding indebtedness. The Partnership’s credit exposure for these over-the-counter derivatives is directly with its counterparty and continues until the maturity or termination of the contracts. A reconciliation between these schedules presented at gross values rather than the net amounts we present in our other derivative disclosures, is also provided below.

Effect of Derivative Instruments on the Consolidated Statements of Financial Position

	September 30, 2009
	Asset Derivatives		Liability Derivatives
	Financial Position Location	Fair Value	Financial Position Location	Fair Value
	(in millions)
Derivatives designated as hedging instruments
Interest rate contracts	Other current assets	$—	Accounts payable and other	$(3.7)
Interest rate contracts	Other assets, net	—	Other long-term liabilities	(43.2)
Commodity contracts	Other current assets	26.8	Accounts payable and other	(35.4)
Commodity contracts	Other assets, net	26.8	Other long-term liabilities	(47.0)

		53.6		(129.3)

Derivatives not designated as hedging instruments
Interest rate contracts	Other current assets	5.7	Accounts payable and other	(4.8)
Interest rate contracts	Other assets, net	7.4	Other long-term liabilities	(5.5)
Commodity contracts	Other current assets	26.8	Accounts payable and other	(18.6)
Commodity contracts	Other assets, net	18.8	Other long-term liabilities	(8.8)

		58.7		(37.7)

Total derivative instruments		$112.3		$(167.0)

Effect of Derivative Instruments on Accumulated Other Comprehensive Income

For the nine months ended September 30, 2009
Derivatives in Cash Flow Hedging Relationships	Amount recognized in AOCI on Derivative (Effective Portion)	Amount reclassified from AOCI (Effective Portion)
(in millions)
Interest rate contracts……	$(46.9)	$(1.6)
Commodity contracts……	(68.5)	31.5

Total	$(115.4)	$29.9

Gross to Net Presentation Reconciliation of Derivative Assets and Liabilities

	September 30, 2009
	Assets	Liabilities	Total
	(in millions)
Fair value of derivatives—gross presentation	$112.3	$(167.0)	$(54.7)
Effects of netting agreements	(62.5)	62.5	—

Fair value of derivatives—net presentation	$49.8	$(104.5)	$(54.7)

Inputs to Fair Value Derivative Instruments

The following table sets forth by level within the fair value hierarchy of our financial assets and liabilities that were accounted for at fair value on a recurring basis as of September 30, 2009. We classify financial assets and liabilities in their entirety based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement requires judgment and may affect our valuation of the financial assets and liabilities and their placement within the fair value hierarchy. We have reclassified the fair value of derivative financial instruments that are valued using pricing inputs derived from observable data to Level 2 in the following table after determining the pricing inputs used to value these financial instruments are not directly observable from prices quoted by an exchange.

	September 30, 2009				December 31, 2008
Recurring fair value measures	Level 1	Level 2	Level 3	Total	Level 1	Level 2	Level 3	Total
	(in millions)
Assets:
Derivative instruments, net	$—	$8.1	$47.8	$55.9	$—	$20.4	$119.6	$140.0
Liabilities:
Derivative instruments, net	—	(105.9)	(4.7)	(110.6)	—	(77.5)	(27.8)	(105.3)

Total	$—	$(97.8)	$43.1	$(54.7)	$—	$(57.1)	$91.8	$34.7

The table below provides a reconciliation of changes in the fair value of the Level 3 financial assets and liabilities from January 1, 2009 to September 30, 2009. Interest rate swaps totaling $1.8 million were reclassified to Level 2 following evaluation of the inputs used to compute fair value for these financial instruments and determination that the valuation inputs are more closely correlated with those that meet the qualifications for Level 2 classification as the values are derived from observable inputs, but are not directly observable.

2009
(in millions)
Beginning balance as of January 1	$91.8
Realized and unrealized net gains (losses)	(49.4)
Purchases	(1.7)
Transfer out of Level 3	(1.8)

Balance as of June 30	38.9

Realized and unrealized net losses	2.1
Purchases	2.1
Transfer out of Level 3	—

Balance as of September 30	$43.1

Change in unrealized net losses relating to instruments still held at September 30:
For the nine months ended September 30	$(11.8)

Fair Value of Commodity Price Derivatives

The following table provides summarized information about the fair values of our outstanding commodity derivative financial instruments at September 30, 2009 and December 31, 2008.

	At September 30, 2009						At December 31, 2008
			Wtd. Average Price (2)		Fair Value (3)		Fair Value (3)
	Commodity	Notional (1)	Receive	Pay	Asset	Liability	Asset	Liability
Contracts maturing in 2009
Swaps
Receive variable/pay fixed	Natural Gas	4,900,031	$4.57	$6.15	$0.9	$(8.7)	$2.5	$(56.0)
	NGL	82,454	43.60	52.55	—	(0.7)	—	(6.5)
Receive fixed/pay variable	Natural Gas	4,214,846	5.14	4.71	4.0	(2.1)	38.7	(19.6)
	NGL	1,250,894	40.81	37.45	6.0	(1.8)	70.0	—
	Crude Oil	187,364	66.62	71.06	0.7	(1.5)	5.8	(0.6)
Receive variable/pay variable	Natural Gas	34,406,444	4.43	4.34	5.4	(2.3)	8.9	(12.8)
Options
Calls (written)	Natural Gas	92,000	4.31	4.80	—	(0.1)	—	(0.6)
Puts (written)	Natural Gas	—	5.79	9.22	—	—	—	(1.2)
Puts (purchased)	Natural Gas	92,000	4.80	3.40	—	—	—	—
	NGL	328,164	37.54	36.57	1.1	—	9.3	—
	Crude Oil	64,400	71.06	64.86	—	—	—	—
Physical Contracts
Receive variable/pay fixed	NGL	145,000	50.33	48.66	0.2	—	—	—
Receive fixed/pay variable	NGL	828,747	48.12	50.36	0.4	(2.3)	—	—
Contracts maturing in 2010
Swaps
Receive variable/pay fixed	Natural Gas	5,353,464	$5.91	$6.88	$1.3	$(6.5)	$2.5	$(6.5)
	NGL	120,000	61.73	45.30	2.0	—	—	(1.3)
Receive fixed/pay variable	Natural Gas	10,380,620	4.49	6.12	2.0	(18.9)	2.2	(27.5)
	NGL	2,947,010	42.69	41.08	17.0	(12.3)	28.0	—
	Crude Oil	720,790	71.95	74.38	4.2	(5.9)	5.5	(0.5)
Receive variable/pay variable	Natural Gas	79,751,813	5.95	5.87	8.8	(2.0)	0.8	(3.1)
Options
Calls (written)	Natural Gas	365,000	4.31	6.21	—	(0.7)	—	(1.0)
Puts (purchased)	Natural Gas	365,000	4.80	3.40	—	—	—	—
	NGL	971,995	44.30	42.85	8.0	—	5.2	—
	Crude Oil	298,935	74.52	70.87	1.8	—	—	—
Physical Contracts
Receive fixed/pay variable	NGL	126,283	42.96	46.51	—	(0.5)	—	—
	Crude Oil	5,055	—	67.25	—	(0.4)	—	—
Contracts maturing in 2011
Swaps
Receive variable/pay fixed	Natural Gas	878,475	$6.66	$9.78	$—	$(2.7)	$2.6	$(3.4)
	NGL	120,000	64.25	47.67	2.0	—	—	—
Receive fixed/pay variable	Natural Gas	7,513,500	3.74	6.87	—	(23.1)	1.1	(28.1)
	NGL	581,810	55.84	43.33	8.8	(1.6)	13.0	(0.3)
	Crude Oil	676,625	71.76	77.38	1.5	(5.2)	3.3	(0.8)
Receive variable/pay variable	Natural Gas	15,885,000	6.86	6.76	1.6	(0.1)	—	(1.0)
Options
Calls (written)	Natural Gas	365,000	4.31	6.87	—	(1.0)	—	(1.0)
Puts (purchased)	Natural Gas	365,000	4.80	3.40	—	—	—	—
	NGL	83,220	63.34	39.55	2.3	—	2.7	—
Contracts maturing in 2012
Swaps
Receive variable/pay fixed	Natural Gas	759,709	$6.82	$9.96	$—	$(2.2)	$0.8	$(2.1)
	NGL	—	—	—	—	—	—	(0.9)
Receive fixed/pay variable	Natural Gas	1,274,000	3.57	7.47	—	(4.8)	—	(5.8)
	NGL	458,598	69.11	45.61	10.4	(0.1)	15.7	—
	Crude Oil	402,600	75.98	79.32	—	(1.3)	0.8	—
Receive variable/pay variable	Natural Gas	1,089,000	6.81	6.38	0.4	—	—	—
Options
Puts (purchased)	NGL	128,832	66.80	42.58	3.8	—	4.4	—
Contracts maturing in 2013
Swaps
Receive fixed/pay variable	Natural Gas	730,000	$9.83	$6.73	$2.1	$—	$2.0	$—
	NGL	90,155	35.68	40.16	—	(0.4)	—	—
	Crude Oil	328,500	85.91	81.24	2.9	(1.5)	3.4	—
Contracts maturing in 2014
Swaps
Receive fixed/pay variable	Crude Oil	36,500	$86.00	$83.31	$0.1	$—	$—	$—

(1)	Volumes of Natural gas are measured in millions of British Thermal Units, or MMBtu, whereas volumes of NGL and Crude Oil are measured in barrels, or Bbl.
(2)	Weighted average prices received and paid are in $/MMBtu for Natural gas and in $/Bbl for NGL and Crude Oil.
(3)

The fair value is determined based on quoted market prices at September 30, 2009 and December 31, 2008, respectively, discounted using the swap rate for the respective periods to consider the time value of money. Fair values are presented in millions of dollars.

Fair Value of Interest Rate Derivatives

The Partnership enters into interest rate swaps, caps and derivative financial instruments with similar characteristics to manage the cash flow associated with future interest rate movements on our indebtedness. The following table provides information about our current interest rate derivatives for the specified periods.

		Partnership			Fair Value
	Notional Principal	Pays	Receives	Maturity Date	September 30, 2009	December 31, 2008
	(dollars in millions)				(dollars in millions)
Interest Rate Swaps
Floating to Fixed:
	$50.0	4.6175%	LIBOR(2)	January 15, 2009	$—	$—
	$50.0	4.6130%	LIBOR	January 29, 2009	—	—
	$50.0	4.6525%	LIBOR	February 13, 2009	—	(0.1)
	$50.0	4.5875%	LIBOR	February 20, 2009	—	(0.2)
	$50.0	1.6510%	LIBOR	December 2, 2010	(0.4)	—
	$50.0	1.6570%	LIBOR	December 5, 2010	(0.4)	—
	$50.0	1.6870%	LIBOR	December 12, 2010	(0.4)	—
	$50.0	1.7040%	LIBOR	December 14, 2010	(0.4)	—
	$50.0	1.7180%	LIBOR	December 18, 2010	(0.4)	—
	$50.0	4.3700%	LIBOR-21 bps(1)	June 1, 2013	(4.2)	(5.3)
	$50.0	4.3425%	LIBOR-21 bps	June 1, 2013	(4.2)	(5.2)
	$25.0	4.3100%	LIBOR-25 bps	June 1, 2013	(2.1)	(2.7)
	$50.0	4.1160%	LIBOR	December 2, 2013	(1.5)	—
	$50.0	4.1250%	LIBOR	December 4, 2013	(1.5)	—
	$50.0	4.1320%	LIBOR	December 8, 2013	(1.5)	—
	$50.0	4.1270%	LIBOR	December 10, 2013	(1.5)	—
	$50.0	4.1570%	LIBOR	December 12, 2013	(1.5)	—
	$50.0	4.1720%	LIBOR	December 14, 2013	(1.6)	—
	$75.0	4.1380%	LIBOR	December 15, 2013	(2.2)	—
	$50.0	4.1740%	LIBOR	December 18, 2013	(1.6)	—
	$50.0	4.1920%	LIBOR	December 22, 2013	(1.6)	—
	$125.0	4.1680%	LIBOR	December 31, 2013	(3.9)	—
Fixed to Floating:
	$25.0	LIBOR-25 bps	4.7500%	June 1, 2013	2.5	3.1
	$50.0	LIBOR-21 bps	4.7500%	June 1, 2013	4.9	6.1
	$50.0	LIBOR-21 bps	4.7500%	June 1, 2013	4.9	6.1
Rate Locks:
	$20.0	4.6230%	LIBOR	June 30, 2020	(1.4)	—
	$200.0	4.6190%	LIBOR	June 30, 2020	(13.9)	—
	$300.0	4.5150%	LIBOR	December 14, 2022	(3.4)	—
	$100.0	4.6060%	LIBOR	December 14, 2022	(1.8)	—
	$200.0	4.6190%	LIBOR	December 14, 2022	(3.8)	—
	$150.0	4.6650%	LIBOR	December 13, 2023	(2.0)	—
	$150.0	4.5800%	LIBOR	December 13, 2023	(1.0)	—
Interest Rate Caps:
	$25.0	1.0900%	LIBOR	December 17, 2010	0.1	—
	$50.0	1.1500%	LIBOR	December 22, 2010	0.1	—
	$125.0	1.0700%	LIBOR	December 31, 2010	0.3	—
	$50.0	1.1450%	LIBOR	January 4, 2011	0.1	—
	$25.0	1.1500%	LIBOR	January 8, 2011	0.1	—
	$50.0	1.1150%	LIBOR	January 10, 2011	0.1	—
	$75.0	1.1500%	LIBOR	January 15, 2011	0.2	—

(1)	A bps refers to a basis point. One basis point is equivalent to 1/100th of 1 percent.
(2)	LIBOR refers to the three-month U.S. London Interbank Offered Rate.

13. ACCUMULATED OTHER COMPREHENSIVE INCOME—COMPONENTS

The components of accumulated other comprehensive income are as follows, net of tax:

	September 30, 2009	December 31, 2008
	(in millions)
Foreign currency translation adjustments	$196.5	$50.7
Unrecognized post-employment benefit costs	(50.2)	(51.9)
Unrealized losses in fair value of derivatives	(12.4)	6.9

Total	$133.9	$5.7

14. REGULATORY ACCOUNTING

Certain of our liquids and natural gas transportation services are subject to regulation by the Federal Energy Regulatory Commission, referred to as the FERC, and various state authorities. Regulatory bodies exercise statutory authority over matters such as construction, rates and underlying accounting practices, and ratemaking agreements with customers. Accordingly, we record certain assets and liabilities that result from the regulated ratemaking process that would not be recorded for non-regulated entities under U.S. GAAP.

We are constructing the United States portion of the Southern Lights diluent pipeline, which we refer to as Southern Lights. Once constructed, the Southern Lights pipeline will run from Chicago, Illinois to the international border near Neche, North Dakota. From the start of construction in 2006, we have applied the authoritative accounting provisions applicable to regulated operations to Southern Lights, since the rates that the pipeline will charge when completed follow a cost-of-service recovery model based on the FERC’s authoritative guidance. As a result, we are permitted to capitalize and recover costs for rate-making purposes that include an allowance for equity costs during construction, referred to as AEDC, as well as an allowance for income taxes. In connection with the construction of Southern Lights, we have recorded approximately $79.9 million of AEDC in “Property, plant and equipment,” which includes approximately $29.3 million as an allowance for income taxes, on our consolidated statement of financial position at September 30, 2009.

In April 2009, the Partnership began applying the authoritative accounting provisions applicable to the regulated operations of its Southern Access expansion project, referred to as the Southern Access Project, when the facilities rate surcharge associated with the project was both approved by the FERC and uncontested by any of its customers. The rates for the Southern Access Project are based on a cost-of-service recovery model that follows the FERC’s authoritative guidance and is subject to annual filing requirements with the FERC. Under the cost-of-service tolling methodology the Partnership calculates tolls based on forecast volumes and costs. A difference between forecast and actual results causes an under or over collection of revenue in any given year. During 2009 the Partnership has under collected revenue related to its Southern Access Project in-part because actual volumes have been lower than the forecast volumes used to calculate the toll surcharge. Under the authoritative accounting provisions applicable to its regulated operations, we recognized a $7.4 million regulatory receivable on our consolidated statement of financial position at September 30, 2009 related to the difference in transportation volumes.

On August 20, 2009, the Alberta Clipper Project received the Presidential Border Crossing Permit from the U.S. Department of State, which will allow crude oil that will be shipped on the Enbridge mainline system in Canada to cross the international border near Neche, North Dakota and be transported on the Alberta Clipper pipeline into the United States. The permit enables our planned construction of the Alberta Clipper Project to continue and ultimately, when completed, allows us to institute a cost-of-service model to recover the costs of construction from our customers through the transportation rates we will charge. As a result, we began applying the authoritative accounting provisions applicable to the regulated activities of our Alberta Clipper Project. We are permitted to capitalize and recover costs for rate-making purposes that include an allowance for equity costs during construction, referred to as AEDC. In connection with construction of the Alberta Clipper Project, we recorded $2.4 million of AEDC in “Property, plant and equipment” on our consolidated statement of financial position at September 30, 2009.

15. SHAREHOLDER’S EQUITY

Presented below is our reconciliation of the components of shareholder’s equity attributable to both our shareholder as well as the noncontrolling interest in our consolidated subsidiaries for both the nine month period ended September 30, 2009 and the twelve month period ended December 31, 2008:

	Enbridge Energy Company, Inc. Shareholder
	Retained earnings	Accumulated other comprehensive income	Contribution surplus	Noncontrolling interest	Total
	(in millions)
Beginning balance at December 31, 2007	$531.7	$261.2	$533.9	$2,069.0	$3,395.8

Share issuance	—	—	151.1	—	151.1
Unit issuance by Enbridge Energy Partners, L.P.	—	—	—	215.6	215.6
Comprehensive income (loss)	85.6	(255.5)	—	532.8	362.9
Distributions to shareholders	—	—	—	(228.5)	(228.5)

Ending balance at December 31, 2008	617.3	5.7	685.0	2,588.9	3,896.9

Share issuance	—	—	0.8	—	0.8
Comprehensive income	86.8	128.2	—	65.2	280.2
Distributions to shareholders	—	—	—	(178.7)	(178.7)

Ending balance at September 30, 2009	$704.1	$133.9	$685.8	$2,475.4	$3,999.2

16. SUBSEQUENT EVENTS

We have evaluated events subsequent to September 30, 2009 through December 3, 2009, the date we issued these financial statements, and identified the events disclosed below.

Class C Unit Conversion

On October 14, 2009, the Partnership effected the conversion of all of its outstanding Class C units into Class A common units in accordance with the terms of its partnership agreement. The conversion became effective upon the determination by us that the converted Class C units would have, as a substantive matter, like intrinsic economic and federal income tax characteristics, in all material respects, to the intrinsic economic and federal income tax characteristics of the Partnership’s outstanding Class A common units. We made this determination after adjustments were made to the capital accounts of the Partnership’s limited partners in connection with the private placement of Class A common units described below.

The Class C units converted on a one-for-one basis, resulting in the issuance of 21,333,273 Class A common units and a cash payment of $123.21 for the 2.608092 remaining fractional units. In order to facilitate the conversion of the Class C units described above, on October 14, 2009, the Partnership issued and sold 21,245 Class A common units to us in a private placement for an aggregate purchase price of approximately $1 million, or $47.07 per unit, the closing price of the Class A common units on the New York Stock Exchange on October 13, 2009.

Sale of Natural Gas Pipeline Assets

In November 2009, the Partnership completed the sale of its non-core natural gas pipeline assets that are presented as “Assets held for sale” on our consolidated statement of financial position as discussed in Note 4—Assets Held for Sale. The sale did not significantly affect our financial position beyond what has been presented in our consolidated statement of financial position. The sales price of the Partnership’s non-core natural gas pipeline assets was $150.8 million in cash, and is subject to adjustments for working capital items subsequent to the closing of the transaction.

17. RECENT ACCOUNTING PRONOUNCEMENTS NOT YET ADOPTED

Accounting Standards Update—Measuring Liabilities at Fair Value

In August 2009, the Financial Accounting Standards Board, or FASB, issued an accounting update to supplement and amend the guidance surrounding fair value measurements and disclosures. The accounting standards update was issued to clarify how an entity should measure the fair value of liabilities. If a quoted price in an active market for the identical liability is available, it represents a Level 1 fair value measurement. In circumstances where a quoted price in an active market for the identical liability is not available, an entity must measure fair value using one or more of the following techniques:

•	A valuation technique that uses the quoted price of the identical liability when traded as an asset;

•	A valuation technique that uses the quoted price for similar liabilities or similar liabilities when traded as assets; and

•	Another valuation technique that is consistent with the principles of fair value measurements, such as an income approach or market approach.

The accounting update is effective for the first reporting period beginning after August 2009, with early application being permitted for financial statements for earlier periods that have not been issued. We did not adopt the provisions of this pronouncement early. We do not expect our adoption of this pronouncement to have a material effect on our financial statements other than modifications to our existing fair value disclosures.